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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brinker International, Inc.:

        We consent to the incorporation by reference in Registration Statement Nos. 33-56491, 333-02201, 333-93755, 333-42224, 333-105720, 333-125289, and 333-157050 on Form S-8, Registration Statement No. 333-74902 on Form S-3 and Registration Statement No. 333-116879 on Form S-4 of Brinker International, Inc. of our reports dated August 24, 2009, with respect to the consolidated balance sheets of Brinker International, Inc. as of June 24, 2009 and June 25, 2008, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 24, 2009, and the effectiveness of internal control over financial reporting as of June 24, 2009, which reports appear in the 2009 Annual Report on Form 10-K of Brinker International, Inc.

        Our report dated August 24, 2009, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 24, 2009 and June 25, 2008, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 24, 2009 refers to the adoption of the provisions of the Financial Accounting Standards Board's Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," in fiscal year 2008.

KPMG LLP
Dallas, Texas August 24, 2009

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  Exhibit 23
Consent of Independent Registered Public Accounting Firm